Exhibit 2.1

AGREEMENT

THIS AGREEMENT, dated as of the 11th day of September 2006 (the “Agreement”), is by and between Optical Molecular Imaging, Inc., (“OMI), and Daniel L. Farkas (“Farkas”) with reference to the following facts:

A. Farkas is a co-inventor of a spectral imaging technology (the “Imaging Technology”) and a co-founder of Spectral Molecular Imaging, Inc., a Nevada corporation (“SMI”).

B. SMI currently owns the Imaging Technology, including certain intellectual property acquired by SMI pursuant to an Assignment and License Agreement, dated as of November 1, 2004 by and among ChromoDynamics, Inc. (“CDI”), SMI, Farkas, Miriam Farkas, Elliot Wachman and Jill Wachman, as amended (the “CDI Agreement”) and certain intellectual property licensed to SMI by Carnegie Mellon University (“CMU”) pursuant to a License Agreement, dated as of September 29, 2005 by and between CMU and SMI (the “CMU Agreement”).

C. OMI owns all of the outstanding capital stock of SMI, which consists of 1,000 shares of common stock (the “SMI Shares”).

D. Farkas currently serves as OMI’s Chairman of the Board and owns 2,154,300 shares of OMI common stock (the “Farkas Shares”) and an option to acquire 10,000 additional shares of OMI common stock.

E. Farkas wishes to acquire the Imaging Technology by acquiring SMI, and OMI is willing to sell Farkas the Imaging Technology, upon the terms and conditions set forth herein, by selling all of the SMI Shares to Farkas.

SALE AND PURCHASE OF SMI SHARES

Transfer of Shares. Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties of OMI and Farkas herein set forth, at the Closing, OMI shall sell, transfer, convey, assign and deliver to Farkas, and Farkas shall purchase from OMI, good and marketable title in and to all of the SMI Shares. Prior to the Closing, Farkas may instruct OMI to sell and transfer up to 2% of the SMI Shares to CMU at the Closing instead of to Farkas, but the total purchase price for all of the SMI Shares will in either event remain the same and be paid by Farkas.

SMI SHARES PURCHASE PRICE, PAYMENT AND RELATED MATTERS

SMI Shares Purchase Price. The purchase price for the SMI Shares shall be paid by Farkas by his delivery of 1,904,300 Farkas Shares to OMI at the Closing for cancellation by OMI.

Cash Payment to Farkas. In consideration of his covenants contained in this Agreement, Farkas also shall be paid by OMI at the Closing $25,000 in cash.

THE CLOSING

Time and Place of Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Troy & Gould Professional Corporation on September 11, 2006 or such later date as may be agreed to by the parties (the “Closing Date”). At the Closing, Farkas shall deliver to OMI a stock certificate evidencing the 1,904,300 Farkas Shares to be delivered to OMI with a signed stock power covering such shares and OMI shall deliver to Farkas and, if applicable, to CMU a stock certificate evidencing all of the SMI Shares and shall deliver to Farkas a check for $25,000.

REPRESENTATIONS AND WARRANTIES OF OMI REGARDING THE SMI SHARES

OMI hereby represents and warrants to Farkas that:

Title to SMI Shares and Ownership of Imaging Technology. OMI is the sole legal and beneficial owner of all of the SMI Shares, and upon consummation of the transactions contemplated herein, Farkas and, if applicable, CMU will acquire from OMI good and marketable title to the SMI Shares, free and clear of all liens, claims, encumbrances or restrictions, except for restrictions upon transfer imposed by the Securities Act of 1933. SMI continues to own all of the rights to the Imaging Technology that SMI acquired pursuant to the CDI Agreement and CMU Agreement. All rights to the Imaging Technology held by OMI or SMI shall be held solely by SMI as of the Closing Date and OMI shall have no ownership rights in that technology. There are no other securities convertible into or contractual rights held by any parties to acquire any of the capital stock of SMI.

Authority to Execute and Perform Agreements. Subject to obtaining the consent of OMI’s shareholders, OMI has the full right, power and authority to enter into, execute and deliver this Agreement and to transfer, convey and sell to Farkas and, if applicable, CMU at the Closing the SMI Shares and to perform all of its obligations under this Agreement.

Enforceability. This Agreement has been duly and validly executed by OMI and (assuming the due authorization, execution and delivery of Farkas) constitutes the legal, valid and binding obligation of OMI, enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general equitable principles affecting the enforcement of contracts.

No Violation. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein will not (a) violate, conflict with or constitute a default under any contract or other instrument to which OMI is a party or by which OMI or its property is bound, (b) require the consent of any party to any material contract or other agreement to which OMI is a party or by which OMI or its property is bound, (c) violate any laws or orders to which OMI or its property is subject, or (d) result in the creation of any lien, claim or encumbrance upon any of the SMI Shares.

Securities Laws. SMI Shares were issued in full compliance with all applicable laws relating to the issuance or sale of securities, and SMI has obtained all necessary permits and other authorizations or orders of exemption as may be necessary or appropriate under all applicable laws relating to the issuance or sale of securities with respect to the transactions contemplated herein.

No Adverse Litigation. OMI is not a party to any pending litigation which seeks to enjoin or restrict OMI’s ability to sell or transfer the SMI Shares hereunder, nor is any such litigation threatened against OMI. Furthermore, there is no litigation pending or threatened against OMI which, if decided adversely to OMI, could adversely affect OMI’s ability to consummate the transactions contemplated herein or the ownership of the SMI Shares by Farkas and, if applicable, CMU.

Status of OMI. On the Closing Date, SMI shall have no cash or receivables and shall have no outstanding payables to any third parties or other obligations to any third parties, except for any obligations that have accrued under the CDI Agreement or CMU Agreement. OMI shall relinquish and assign to SMI any rights it holds to the use of the name “Spectral Molecular Imaging, Inc.” and to the company’s logo designed by

Farkas. Except as specifically set forth in this Agreement, OMI makes no representations to Farkas with respect to SMI or the Imaging Technology.

No Broker. No broker, finder, agent or similar intermediary has acted for or on behalf of OMI or is entitled to a fee or commission in connection with this Agreement or the transactions contemplated hereby.

REPRESENTATIONS AND WARRANTIES OF FARKAS

Farkas represents and warrants to OMI that:

Title to Farkas Shares. Farkas is the sole legal and beneficial owner of the Farkas Shares, and upon consummation of the transactions contemplated herein, OMI will acquire from Farkas good and marketable title to 1,904,300 Farkas Shares, free and clear of all liens, claims, encumbrances or restrictions, except those imposed by the Securities Act of 1933.

Authority; Due Authorization. Farkas has all requisite power, authority and approvals required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. Farkas has taken all actions necessary to authorize him to enter into and perform fully his obligations under this Agreement and to consummate the transactions contemplated herein, including delivery of 1,904,300 Farkas Shares to OMI for cancellation by OMI. This Agreement is the legal, valid and binding obligation of Farkas, enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general equitable principles affecting the enforcement of contracts.

No Violation. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein will not (a) violate, conflict with, or constitute a default under any contract or other instrument to which Farkas is a party or by which he or his property is bound, (b) require the consent of any party to any material contract or other agreement to which Farkas is a party or by which he or his property is bound, (c) violate any laws or orders to which Farkas or his property is subject, or (d) result in the creation of any lien, claim or encumbrance upon any of the Farkas Shares.

No Broker. No broker, finder, agent or similar intermediary has acted for or on behalf of Farkas or is entitled to a fee or commission in connection with this Agreement or the transactions contemplated hereby.

Purchase for Investment.

Farkas is acquiring the SMI Shares for investment for his own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Farkas has no present intention of selling, granting any participation in, or otherwise distributing the same. Farkas further represents that he does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the SMI Shares.

Farkas understands that the sale of the SMI Shares hereunder is not being registered under the Securities Act of 1933 on the ground that the sale is exempt from registration under the Securities Act of 1933 and that OMI’s reliance on such exemption is predicated, in part, on Farkas’ representations set forth herein.

Farkas understands that the SMI Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act of 1933 or an exemption therefrom, and that in the absence of an effective registration statement covering the SMI Shares or any available exemption from registration under the Securities Act of 1933, the SMI Shares must be held indefinitely.

Liabilities to Farkas. Farkas acknowledges and agrees that except for OMI’s obligations under this Agreement, neither OMI nor SMI owes any amounts to Farkas or has any obligations to Farkas.

CONDITIONS PRECEDENT

Conditions Precedent to OMI’s Obligations. Each of OMI’s obligations under this Agreement will be subject to the satisfaction of each of the following conditions at or prior to the Closing, unless waived in writing by OMI:

Representations, Warranties, Covenants. Each of Farkas’ representations and warranties set forth in Article V hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date. Any covenants of Farkas in this Agreement to be performed by Farkas prior to the Closing shall have been fully performed in all material respects.

OMI Shareholder Approval. OMI shareholder approval of the transactions contemplated by this Agreement shall have been obtained, if, in the opinion of OMI’s counsel, such approval is required.

Farkas Resignation. Farkas shall have resigned as an officer and director of OMI.

Miriam Farkas Waiver. Miriam Farkas shall have executed the consent and waiver of her community property interest in the form set forth on the signature page to this Agreement.

Conditions Precedent to Farkas’ Obligations. Each of Farkas’ obligations under this Agreement will be subject to the satisfaction of each of the following conditions at or prior to the Closing, unless waived in writing by Farkas:

Representations, Warranties, Covenants. Each of OMI’s representations and warranties set forth in Article IV hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date. Any covenants of OMI in this Agreement to be performed by OMI prior to the Closing shall have been fully performed in all material respects.

OMI Shareholder Approval. OMI shareholder approval of the transactions contemplated by this Agreement shall have been obtained, if, in the opinion of OMI’s counsel, such approval is required.

SMI Officer and Director Resignations. Each officer and director of SMI (other than Farkas) shall have resigned from such positions.

Sale of OMI Shares to Farkas. Dr. Manfred Mosk and Sanford Hillsberg each shall have sold to Farkas 125,000 shares of their OMI common stock at a price of $0.03 per share (a total of $7,500 for all of the purchased shares).

COVENANTS

Vote of Farkas Shares. Farkas shall vote all of the Farkas Shares in favor of the transactions contemplated by this Agreement by signing a shareholder written consent or by voting these shares at any OMI shareholders meeting. In the event required by Dr. Keith Black, Dr. John Yu or Cedars-Sinai Medical Center (collectively, the “CSMC Group”), Farkas shall provide a proxy or enter into a voting trust for the benefit of the CSMC Group covering all of the Farkas Shares on the same terms as any proxy or voting trust agreed to by Dr. Manfred Mosk and Sanford Hillsberg for their OMI shares.

OMI Corporate Name. In the event OMI at its sole discretion abandons its use of the name “Optical Molecular Imaging, Inc.,” OMI shall promptly assign all of its rights to use such name to Farkas at the request of Farkas, who shall reimburse OMI for its expenses incurred to make such assignment (but in no event more than $2,500). Farkas shall exercise this right within 30 days of notice from OMI that it is abandoning this name.

SMI Obligations. SMI shall be solely responsible for paying its obligations and liabilities and will indemnify and hold OMI harmless from and against all such liabilities and obligations and any claims relating thereto.

CMU Shares. In the event Carnegie Mellon University agrees to the cancellation of all of the shares of OMI common stock that it holds without the payment of any consideration by OMI for such cancellation and delivers the foregoing shares to OMI for cancellation within 15 days of the Closing, OMI shall pay Farkas an additional $7,500 in cash within 48 hours following such delivery.

INDEMNIFICATION

Indemnity of OMI. OMI shall indemnify, defend and hold harmless Farkas from and against, and shall reimburse Farkas with respect to, all liabilities, losses, costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements (collectively the “Losses”) asserted against or incurred by Farkas by reason of, arising out of, or in connection with any material breach of any representation or warranty or covenant contained in this Agreement made by OMI pursuant to the provisions of this Agreement or in connection with the transactions contemplated thereby.

Indemnity of Farkas. Farkas agrees to indemnify, defend and hold harmless OMI and its officers, directors, shareholders, agents and attorneys (the “OMI Group”) from and against, and to reimburse the OMI Group with respect to, all liabilities, losses, costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, asserted against or incurred by the OMI Group by reason of, arising out of, or in connection with any material breach of any representation or warranty or covenant contained in this Agreement made by Farkas pursuant to the provisions of this Agreement or in connection with the transactions contemplated thereby.

Indemnification Procedure. A party (an “Indemnified Party”) seeking indemnification shall give prompt notice to the other party (the “Indemnifying Party”) of any claim for indemnification arising under this Article VIII. The Indemnifying Party shall have the right to assume and to control the defense of any such claim with counsel reasonably acceptable to such Indemnified Party, at the Indemnifying Party’s own cost and expense, including the cost and expense of attorneys’ fees and disbursements in connection with such defense, in which event the Indemnifying Party shall not be obligated to pay the fees and disbursements of separate counsel for such in such action. In the event, however, that such Indemnified Party’s legal counsel shall determine that defenses may be available to such Indemnified Party that are different from or in addition to those available to the Indemnifying Party, in that there could reasonably be expected to be a conflict of interest if such Indemnifying Party and the Indemnified Party have common counsel in any such proceeding, or if the Indemnified Party has not assumed the defense of the action or proceedings, then such Indemnifying Party may employ separate counsel to represent or defend such Indemnified Party, and the Indemnifying Party shall pay the reasonable fees and disbursements of counsel for such Indemnified Party. No settlement of any such claim or payment in connection with any such settlement shall be made without the prior consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

MISCELLANEOUS

Survival of Representations, Warranties and Agreements. All representations and warranties made by a party pursuant to this Agreement shall survive the Closing Date for two years. Each of the parties hereto is executing and carrying out the provisions of this Agreement in reliance upon the representations, warranties and covenants and agreements contained in this Agreement and not upon any representations, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein. Farkas has relied upon the advice of his own counsel in entering into this Agreement and has not relied upon any advice from Troy & Gould Professional Corporation or any officer or director of OMI in entering into this Agreement.

Further Assurances. If, at any time after the Closing, the parties shall consider or be advised that any further deeds, assignments or assurances in law or any other things are necessary, desirable or proper to complete the transactions contemplated herein or to vest, perfect or confirm, of record or otherwise, the title to any property or rights of the parties hereto, the parties agree that they or their proper officers and directors shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights and otherwise to carry out the purposes of this Agreement, and that the proper officers and directors of the parties are fully authorized to take any and all such action.

Notice. All communications, notices, requests, consents or demands given or required under this Agreement shall be in writing and shall be deemed to have been duly given when delivered to, or received by prepaid registered or certified mail or recognized overnight courier addressed to, or upon receipt of a facsimile sent to, the party for whom intended, as follows, or to such other address or facsimile number as may be furnished by such party by notice in the manner provided herein:

Attention:

If to Farkas:	Daniel L. Farkas 8591 Skyline Drive Los Angeles, California 90046

If to OMI:	David Wohlberg, President Optical Molecular Imaging, Inc. c/o Troy & Gould Professional Corporation 1801 Century Park East, 16th Floor Los Angeles, California 90067

With a copy to:	Sanford J. Hillsberg, Esq. Troy & Gould Professional Corporation 1801 Century Park East, 16th Floor Los Angeles, California 90067

Entire Agreement. This Agreement, including the provisions of the Exchange Agreement incorporated herein by reference, and any instruments and agreements to be executed pursuant to this Agreement, sets forth the entire understanding of the parties hereto with respect to the Agreement’s subject matter, merges and supersedes all prior and contemporaneous understandings with respect to its subject matter and may not be waived or modified, in whole or in part, except by a writing signed by each of the parties hereto. No waiver of any provision of this Agreement in any instance shall be deemed to be a waiver of the same or any other provision in any other instance. Failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of its rights under such provision.

Mutual Release. OMI and Farkas each hereby mutually release the other party and their heirs, executors, administrators, successors and assigns from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, which against the other side, either side ever had, now have or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatever through and to the day of the date of this mutual release.

Excluded from this mutual release are all rights, obligations and agreements arising pursuant to this Agreement.

It is a condition of the consideration for the mutual release contained herein, and it is the intention of the undersigned in executing this instrument, that the same shall be effective as a bar to each and every claim hereinabove specified and, in furtherance of this intention, the undersigned hereby expressly waive any and all rights and benefits conferred upon the undersigned by the provisions of Section 1542 of the California Civil Code and any similar principles of law and equity. Section 1542 provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

The undersigned expressly agree that the mutual release contained herein is an independent covenant, separately bargained for, and shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected liabilities, if any, as well as those relating to any other liabilities hereinabove specified.

Successors and Assigns. This Agreement shall be binding upon, enforceable against and inure to the benefit of, the parties hereto and their respective heirs, administrators, executors, personal representatives, successors and assigns, and nothing herein is intended to confer any right, remedy or benefit upon any other person. This Agreement may not be assigned by any party hereto except with the prior written consent of the other parties, which consent shall not be unreasonably withheld.

Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of California applicable to agreements made and fully to be performed in the state, without giving effect to any conflicts of law principles thereof.

Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Construction. Headings contained in this Agreement are for convenience only and shall not be used in the interpretation of this Agreement. In interpreting this Agreement, there shall be no presumption or burden of proof against the party primarily responsible for drafting this Agreement.

Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, this Agreement shall be interpreted and enforceable as if such provision were severed or limited, but only to the extent necessary to render such provision and this Agreement enforceable.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first set forth above.

Daniel L. Farkas

/s/ Daniel L. Farkas

OPTICAL MOLECULAR IMAGING, INC.

By:	/s/ David Wohlberg
David Wohlberg President

I hereby consent to the above transactions and waive any community property interest that I may hold in the Farkas Shares upon their delivery to OMI for cancellation as provided for by the above Agreement.

Miriam Farkas

/s/ Miriam Farkas